Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

August 28, 2024

Westrock Coffee Company

4009 N. Rodney Parham Rd.
4th Floor
Little Rock, Arkansas 72212

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Westrock Coffee Company, a Delaware corporation (the “Company” or “Westrock”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on August 28, 2024 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to or incorporated by reference therein or attached as an exhibit or schedule thereto), relating to (i) the Company’s offer to exchange (the “Exchange Offer”) any and all of the Company’s outstanding public and private placement warrants (the “Warrants”) to purchase shares of common stock, par value $0.01 per share (the “common shares”), of Westrock for 0.290 common shares per Warrant (all such shares issued in exchange for the Warrants in the Exchange Offer, the “Exchange Shares”) and (ii) the solicitation of consents (the “Consent Solicitation”) from the holders of all outstanding Warrants to amend that certain Amended and Restated Warrant Agreement, dated as of August 25, 2022, by and between the Company and Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent (the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.261 common shares (all such shares issued pursuant to Amendment No.1, the “Conversion Shares”, and collectively with the Exchange Shares, the “Shares”) pursuant to a proposed Amendment No. 1 to Warrant Agreement described in the Registration Statement (“Amendment No. 1”).

For purposes of giving this opinion, we have examined (i) the Registration Statement (including the prospectus/offer to exchange contained therein), (ii) Westrock’s amended and restated certificate of incorporation, (iii) Westrock’s bylaws, (iv) the Warrant Agreement, (v) Amendment No. 1, (vi) the letter of transmittal and consent relating to the Exchange Offer, (vii) the dealer manager agreement, dated as of August 28, 2024, by and between the Company and Stifel, Nicolaus & Company, Incorporated, and (vii) the resolutions of the Company’s board of directors adopted on August 23, 2024, and resolutions of the audit and finance committee of the Company’s board of directors adopted on August 23, 2024, relating to the authorization for the Registration Statement, the issuance of the Shares and other related matters. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of Westrock and certificates or comparable documents of public officials and of officers and representatives of Westrock.

In making such examination and rendering this opinion, we have assumed without verification (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals, that all such documents have been duly and validly executed and delivered, and the legal capacity of all individuals executing any of the foregoing documents to enter into such documents and to undertake and consummate the Exchange Offer and the Consent Solicitation, (ii) all factual representations, warranties and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Exchange Offer, including, but not limited to, those set forth in the Registration Statement, are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise and will remain true, correct, and complete at all relevant times, (iii) the description of the Exchange Offer and the Consent Solicitation in the Registration Statement is accurate, complete, and correct, the Exchange Offer and the Consent Solicitation will be consummated in accordance with such description without any waiver or breach of any material provision thereof, and the Exchange Offer will be effective under applicable corporate law as described in the Registration Statement, (iv) the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Shares are offered and sold as contemplated by the Registration Statement and the related letter of transmittal, and (v) all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement (including the prospectus/offer to exchange contained therein), the Exchange Offer and Amendment No.1, as applicable. We have also assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus/offer to exchange, other than as expressly stated herein with respect to the issuance of the Shares.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions, and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares will be validly issued, fully paid, and nonassessable.

Westrock is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than the DGCL (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement and in the related prospectus/offer to exchange contained therein as the attorneys who passed upon the validity of the Shares offered pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz